Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated February 10, 2016 (including amendments thereto) with respect to the Common Units of Sanchez Production Partners LP.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 10, 2016
Raging Capital Management, LLC

	By:	/s/ Allan J. Young
		Name:	Allan J. Young
		Title:	Attorney-in-fact for William C. Martin, Managing Member

/s/ Allan J. Young
Allan J. Young as attorney-in-fact for William C. Martin